Exhibit 99.1

Date:	August 1, 2014
Contact:	Gregory P. Sargen
Executive Vice President & CFO
Phone:	201-804-3055
Email:	gregory.sargen@cambrex.com
Release:	Immediate

CAMBREX REPORTS SECOND QUARTER 2014 FINANCIAL RESULTS

- Strong second quarter and first half results reported -

- Full year 2014 sales and profit guidance increased -

-  Conference call at 8:30 a.m. ET on August 1, 2014 -

East Rutherford, NJ – August 1, 2014 – Cambrex Corporation (NYSE: CBM) reports results for the second quarter ended June 30, 2014.

Highlights

-	Second quarter sales increased 59% to $98.0 million from $61.6 million in the same period last year.

-	Second quarter EBITDA increased 86% to $21.2 million compared to $11.4 million in the same period last year (see table at the end of this release).

-	Full year 2014 sales guidance increased, excluding the impact of foreign currency, to between 13% and 16% over 2013, and full year EBITDA guidance increased to between $74 and $78 million (see Financial Expectations below).

-	Remaining 49% of Zenara Pharma (“Zenara”) purchased by the Company for $2.7 million.

“I am extremely pleased with our strong second quarter and first half financial results and look forward to an even stronger second half of the year,” commented Steven M. Klosk, President and Chief Executive Officer of Cambrex.  “Our recent and ongoing investments in both capital improvements and personnel have allowed us to significantly increase our volumes.  We are focused on maintaining a high level of customer service and plant efficiency while we continue to expand capacity and improve our capabilities.  During the first half of the year, we also made significant progress in strengthening relationships with certain key customers, winning strategic supplier status with a large pharmaceutical customer and putting Cambrex in a position to win future projects with another.

“We are also pleased to have purchased the remaining shares in Zenara Pharma during the second quarter.  While it will take some time, we believe Zenara’s capabilities will complement our strong position in the API market.”

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Basis of Reporting

The Company has provided a reconciliation of GAAP amounts to adjusted (i.e. Non-GAAP) amounts at the end of this press release.  Management believes that the adjusted amounts provide useful information to investors due to the magnitude and nature of certain expenses recorded in the GAAP amounts.

Second Quarter 2014 Operating Results – Continuing Operations

Sales were $98.0 million for the quarter, compared to $61.6 million in the same period last year, representing a 59.0% increase, including the favorable impact of foreign exchange of 1.0%. The Company recorded sales increases in all of its product categories, with strong growth in certain branded APIs, controlled substances and generic APIs.  Pricing was lower by approximately 1.8% compared to the second quarter last year.

Gross margins increased to 34.1% from 31.2% compared to the same period last year.  This increase was primarily due to favorable product mix partially offset by lower pricing and higher production costs.

Selling, general and administrative expenses were $14.6 million compared to $10.6 million in the same period last year.  The increase was mainly due to higher personnel expenses as well as higher spending on costs related to the transaction to purchase the remaining shares in Zenara and expenses related to due diligence on various acquisition opportunities.

Research and development expenses were $3.6 million compared to $2.8 million in the same period last year.

Operating profit increased to $15.2 million from $5.9 million in the same period last year.  The increase in operating profit was primarily the result of higher gross profit partially offset by higher operating expenses.  EBITDA was $21.2 million compared to $11.4 million in the same period last year.

            Net interest expense was flat at $0.5 million for both the second quarters of 2014 and 2013.

Equity in losses of partially-owned affiliates, primarily representing Zenara’s results, was $4.3 million compared to $0.7 million in the same period last year.  The second quarter of 2014 included a loss of $4.1 million related to the purchase of the remaining 49% of Zenara. The loss was primarily due to the write-off of $4.4 million of cumulative translation adjustments previously recorded within the Stockholder’s Equity section of the Company’s balance sheet.  Zenara’s revenues, operating profit and EBITDA after the purchase of the shares in May are included in the Company’s consolidated results, and were not material.  Zenara’s results prior to the purchase of the remaining shares are included in equity in losses of partially-owned affiliates.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

The provision for income taxes in the quarter was a benefit of $9.4 million and included a benefit of $14.2 million for a partial reversal of a valuation allowance against certain U.S. tax assets.  Excluding the impact of this benefit and the impact on pre-tax income related to the purchase of the remaining Zenara shares, the effective tax rate would have been 32.7% during the quarter compared to an effective tax rate of 32.8% in the same period last year.

Income from continuing operations was $19.8 million or $0.63 per share compared to $3.1 million or $0.10 per share in the same period last year.  Adjusted income from continuing operations was $11.0 million or $0.35 per share, compared to $4.1 million or $0.13, respectively in 2013 (see table at the end of this release).

Capital expenditures and depreciation were $6.0 million and $5.9 million, respectively, compared to $13.1 million and $5.5 million in the same period last year.

Financial Expectations – Continuing Operations

The following table shows the Company’s current expectations for its full year 2014 financial performance versus its expectations from the previous quarter:

	Current Expectations	Previous Expectations

Gross sales increase	13% - 16%	8% - 12%

Adjusted EBITDA	$74 - $78 million	$70 - $76 Million

Adjusted income from continuing operations per share	$1.07 - $1.15	$0.99 - $1.10

Reduction of debt, net of cash	$25 - $30 million	$25 - $30 million

Capital expenditures	$35 - $39 million	$35 - $39 million

Depreciation	$25 - $27 million	$25 - $27 million

Effective tax rate	33% - 36%	33% - 37%

Consistent with prior guidance for the full year 2014, these financial expectations are for continuing operations and exclude the impact of any potential acquisitions, restructuring activities and outcomes of tax disputes and do not reflect Zenara’s results.  Sales expectations exclude the impact of foreign currency.  Adjusted EBITDA and Adjusted income from continuing operations per share are computed on a basis consistent with results in the tables at the end of this release.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

We continue to expect Zenara to generate low single digit millions in revenues and a small EBITDA loss in 2014.  As described earlier in this release, the Company purchased all previously unowned shares in Zenara Pharma and as such, has consolidated Zenara’s results from the purchase date of May 23, 2014 in its second quarter 2014 results and will do so for all future periods.

The Company expects to reduce the valuation allowance against certain U.S. tax assets by approximately $17.5 million for the full year 2014, which would reduce tax expense accordingly. The valuation allowance released for the second quarter and year to date periods was $14.2 million and $14.4 million, respectively.  The actual amount of the reduction in the valuation allowance may be higher or lower depending on the amount and type of U.S. income during the rest of the year. The full year effective tax rate included in the table above excludes this benefit and the impact of the purchase of the remaining Zenara shares.  The Company expects to pay only a small amount of cash taxes in the U.S. during the year. The tax rate and amount of cash taxes paid will be sensitive to the geographic mix of income, and quarterly effective tax rates may be volatile.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the Company’s second quarter 2014 Form 10-Q is filed with the SEC.

Conference Call and Webcast

A conference call to discuss the Company’s second quarter 2014 results will begin at 8:30 a.m. Eastern Time on Friday, August 1, 2014.  Those wishing to participate should call 1-888-417-8465 for domestic and +719-457-1512 for international.  Please use the passcode 1762072 and call approximately 10 minutes prior to start time.  A webcast will be available on the Investors section on the Cambrex website located at www.cambrex.com.  A telephone replay of the conference call will be available through Friday, August 8, 2014 by calling 1-888-203-1112 for domestic and +1-719-457-0820 for international.  Please use the passcode 1762072 to access the replay.

About Cambrex

Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  The Company offers Active Pharmaceutical Ingredients (“APIs”), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis, controlled substances and formulation of finished dosage form products.  For more information, please visit www.cambrex.com.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Forward Looking Statements

This document contains “forward-looking statements,” including statements or tables regarding expected performance, especially those set forth under the heading “Financial Expectations – Continuing Operations,” and those attributed to our President and Chief Executive Officer in this document.  These and other forward looking statements may be identified by the fact that they use words such as “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions.  Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations.  The factors described in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the period ended December 31, 2013, captioned “Risk Factors,” or otherwise described in the Company’s filings with the SEC provide examples of such risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations the Company describes in its forward-looking statements, including, but not limited to, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation and regulations (including those pertaining to environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation, changes in foreign exchange rates, uncollectible receivables, the timing of orders, loss on disposition of assets, cancellations or delays in renewal of contracts, lack of suitable raw materials, the Company’s ability to receive regulatory approvals for its products and continued demand in the U.S. for late stage clinical products or the successful outcome of the Company’s investment in new products.

For further details and a discussion of these and other risks and uncertainties, investors are encouraged to review the Cambrex Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including the Forward-Looking Statement sections therein, and other filings with the SEC.  The Company cautions investors and potential investors not to place significant reliance on the forward-looking statements contained in this press release and to give careful consideration to the risks and uncertainties listed above and contained in our SEC filings. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements.

Use of Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure, which the Company defines as operating profit plus depreciation and amortization expense.  Other companies may have a different definition of EBITDA and, therefore, EBITDA may not be comparable with non-GAAP financial measures provided by other companies.  EBITDA should not be considered an alternative to measurements required by U.S. GAAP, such as net income or operating profit, and should not be considered a measure of Cambrex’s liquidity.  Cambrex uses EBITDA as one of several metrics to assess and analyze its operational results and trends.  Cambrex also believes EBITDA as well as adjusted income from continuing operations are useful to investors because they are common operating performance metrics as well as metrics routinely used to assess potential enterprise value.  Cambrex has provided a reconciliation of U.S. GAAP amounts to non-GAAP amounts at the end of this press release.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statements of Profit and Loss
For the Quarters Ended June 30, 2014 and 2013
(in thousands, except per-share data)

	2014		2013
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$97,972		$61,628
Commissions, Allowances and Rebates	625		65
Net Sales	97,347		61,563

Other Revenue	546		1,240

Net Revenues	97,893		62,803

Cost of Goods Sold	64,478	65.8%	43,552	70.7%

Gross Profit	33,415	34.1%	19,251	31.2%

Operating Expenses
Selling, General and Administrative Expenses	14,560	14.9%	10,622	17.2%
Research and Development Expenses	3,631	3.7%	2,765	4.5%
Total Operating Expenses	18,191	18.6%	13,387	21.7%

Operating Profit	15,224	15.5%	5,864	9.5%

Other Expenses/(Income):
Interest Expense, Net	543		488
Other (Income)/Expenses, Net	(3)		38
Equity in Losses of Partially-Owned Affiliates	4,272		668

Income Before Income Taxes	10,412	10.6%	4,670	7.6%

(Benefit)/Provision for Income Taxes	(9,415)		1,534

Income from Continuing Operations	$19,827	20.2%	$3,136	5.1%

Loss from Discontinued Operations, Net of Tax	(160)		(862)

Net Income	$19,667	20.1%	$2,274	3.7%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.65		$0.10
Loss from Discontinued Operations, Net of Tax	$(0.01)		$(0.03)
Net Income	$0.64		$0.07

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.63		$0.10
Loss from Discontinued Operations, Net of Tax	$0.00		$(0.03)
Net Income	$0.63		$0.07

Weighted Average Shares Outstanding
Basic	30,647		30,089
Diluted	31,428		30,956

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statements of Profit and Loss
For the Six Months Ended June 30, 2014 and 2013
(in thousands, except per-share data)

	2014		2013
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$164,164		$136,209
Commissions, Allowances and Rebates	1,174		228
Net Sales	162,990		135,981

Other	1,008		1,707

Net Revenues	163,998		137,688

Cost of Goods Sold	114,005	69.4%	93,688	68.8%

Gross Profit	49,993	30.5%	44,000	32.3%

Operating Expenses
Selling, General and Administrative Expenses	26,193	16.0%	21,726	16.0%
Research and Development Expenses	6,106	3.7%	4,959	3.6%
Total Operating Expenses	32,299	19.7%	26,685	19.6%

Gain on Sale of Asset	-	0.0%	4,680	3.4%

Operating Profit	17,694	10.8%	21,995	16.1%

Other Expenses:
Interest Expense, net	1,065		983
Other (Income)/Expense, net	(21)		6
Equity in Losses of Partially-Owned Affiliates	4,618		1,149

Income Before Income Taxes	12,032	7.3%	19,857	14.6%

(Benefit)/Provision for Income Taxes	(8,961)		5,296

Income from Continuing Operations	$20,993	12.8%	$14,561	10.7%

Loss from Discontinued Operations, Net of Tax	(344)		(1,119)

Net Income	$20,649	12.6%	$13,442	9.9%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.69		$0.48
Loss from Discontinued Operations, Net of Tax	$(0.02)		$(0.03)
Net Income	$0.67		$0.45

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.67		$0.47
Loss from Discontinued Operations, Net of Tax	$(0.01)		$(0.03)
Net Income	$0.66		$0.44

Weighted Average Shares Outstanding
Basic	30,596		30,029
Diluted	31,398		30,870

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Consolidated Balance Sheets
As of June 30, 2014 and December 31, 2013
(in thousands)

	June 30,	December 31,
Assets	2014	2013

Cash and Cash Equivalents	$19,450	$22,745
Trade Receivables, net	69,751	71,276
Other Receivables	11,551	12,943
Inventories, net	103,006	89,965
Prepaid Expenses and Other Current Assets	9,224	5,631
Total Current Assets	212,982	202,560

Property, Plant and Equipment, net	170,164	171,966
Goodwill	47,811	38,670
Intangible Assets, net	8,566	4,011
Investments in and Advances to Partially-Owned Affiliates	787	13,364
Deferred Income Taxes	30,102	19,799
Other Non-Current Assets	5,658	7,667

Total Assets	$476,070	$458,037

Liabilities and Stockholders' Equity

Accounts Payable	$28,490	$29,052
Deferred Revenue	22,131	20,121
Accrued Expenses and Other Current Liabilities	47,501	48,098
Total Current Liabilities	98,122	97,271

Long-Term Debt	74,000	79,250
Deferred Income Taxes	13,353	12,835
Accrued Pension Benefits	37,614	40,123
Other Non-Current Liabilities	17,444	18,338

Total Liabilities	$240,533	$247,817

Stockholders’ Equity	$235,537	$210,220

Total Liabilities and Stockholders’ Equity	$476,070	$458,037

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Reconciliation of GAAP to non-GAAP Results
For the Quarters Ended June 30, 2014 and 2013
(in thousands)

	Second Quarter 2014	Second Quarter 2013

Operating Profit	$15,224	$5,864

Depreciation and Amortization	5,966	5,553

EBITDA	$21,190	$11,417

	Six Months 2014	Six Months 2013

Operating Profit	$17,694	$21,995

Gain on Sale of Asset	-	(4,680)

Adjusted Operating Profit	17,694	17,315

Depreciation and Amortization	11,849	10,886

Adjusted EBITDA	$29,543	$28,201

# # #

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Reconciliation of GAAP to non-GAAP Results
For the Quarters Ended June 30, 2014 and 2013
(in thousands)

	Second Quarter 2014		Second Quarter 2013
		Diluted EPS		Diluted EPS
Income from Continuing Operations	$19,827	$0.63	$3,136	$0.10

Stock-Based Compensation, Net of Tax [1]	944	0.03	695	0.02
Loss on Acquisition of Zenara Shares	4,122	0.13	-	-
Amortization of Purchased Intangibles	231	0.01	301	0.01
Release of Valuation Allowance	(14,161)	(0.45)	-	-

Adjusted Income from Continuing Operations	$10,963	$0.35	$4,132	$0.13

	Six Months 2014		Six Months 2013
		Diluted EPS		Diluted EPS
Income from Continuing Operations	$20,993	$0.67	$14,561	$0.47

Stock-Based Compensation, Net of Tax [1]	1,664	0.05	1,367	0.04
Loss on Acquisition of Zenara Shares	4,122	0.13	-	-
Gain on Sale of Asset	-	-	(3,173)	(0.10)
Amortization of Purchased Intangibles	505	0.02	603	0.02
Release of Valuation Allowance	(14,359)	(0.46)	-	-
Changes in Tax Laws	-	-	(1,271)	(0.04)

Adjusted Income from Continuing Operations	$12,925	$0.41	$12,087	$0.39

1   Tax rate estimated at 35% for stock-based compensation.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com